EXHIBIT 99.1

ATW Special Situations I LLC
ONE PENN
1 Pennsylvania Plaza, Suite 4810
New York, N.Y. 10119

September 2, 2024
Nauticus Robotics, Inc.
17146 Feathercraft Lane, Suite 450
Webster, Texas 77598
Attention: John W. Gibson, Jr., CEO

Re: Proposal by ATW Special Situations I LLC to Exchange Certain Securities of Nauticus Robotics, Inc.

Dear Mr. Gibson:
In accordance with our recent discussions, this letter of intent (“LOI”), subject to the terms and conditions herein, outlines the circumstances pursuant to which ATW Special Situations I LLC (“ATW”) will exchange the Original Issue Discount Exchanged Senior Secured Convertible Debentures Due September 9, 2026 (the “New Debenture”) issued by Nauticus Robotics, Inc. (the “Company”) for certain convertible preferred stock of the Company (the “Exchange”). This LOI sets out the basic terms and conditions upon which the parties will proceed with the Exchange. The following is not intended to be complete. Final terms and conditions, including those customary for transactions such as the Exchange, shall be contained within the definitive agreements governing such Exchange, including, but not limited to, an exchange agreement and a certificate of designation for a new series of convertible preferred stock of the Company (the “Preferred Stock,” and together with the exchange agreement, the “Definitive Agreements”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the New Debenture.

The parties hereto acknowledge that this letter does not contain all matters upon which an agreement must be reached in order for the Exchange to be consummated. Further, among other conditions specified herein or otherwise agreed to by the parties, the obligations of the parties hereto to consummate the Exchange are subject to the negotiation and execution of the Definitive Agreements. Accordingly, this letter is intended solely as a basis for further discussion. It is agreed that any party may cease pursuit of the Exchange at any time for any or no reason.

1.The Exchange
Pursuant to Section 4(a)(2) and Rule 144(d)(3)(ii) of the Securities Act of 1933, as amended, ATW will convey, assign and transfer the New Debenture to the Company in exchange for which the Company shall issue to ATW certain shares of Preferred Stock. The parties shall endeavor to consummate the Definitive Agreements sby December 31, 2024 in the event the Exchange requires the approval of the Company’s stockholders. If approval of the Company’s stockholders is not required, the parties shall endeavor to consummate the Exchange as soon as practicable.

The conversion mechanics contained in the Preferred Stock will be substantially similar to the Alternate Conversion Price in the New Debenture, with an adjustment to the Floor Price (subject to approval by The Nasdaq Stock Market). The Preferred Stock shall also contain substantially similar commercial terms to the New Debenture, provided, however, that any such terms may be modified to the extent necessary for the Preferred Stock to be accounted for as equity in the financial statements of the Company.

2. Indebtedness
Beginning on the date hereof, neither the Company nor any of its subsidiaries will, directly or indirectly, incur any indebtedness without the consent of ATW, other than trade payables incurred in the ordinary course of business.

3. Expenses
The Company shall be responsible for its own expenses, as well as the reasonable and documented fees and costs incurred by ATW in connection with this LOI, the preparation and completion of the Definitive Agreements and the contemplated Exchange.

4. Conditions to Consummation of the Transaction
The obligations of ATW with respect to the Exchange shall be subject to satisfaction of conditions, in ATW’s sole discretion, customary to transactions of this type, including, without limitation, (a) execution of the Definitive Agreements by the parties; (b) the obtaining of all requisite regulatory, administrative or governmental authorizations and consents; (c) the obtaining of the approval of the Exchange from the Company’s shareholders as required; (d) absence of a material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of the Company; and (e) absence of material litigation, investigations or other matters affecting the Company’s ability to operate.

5. Public Announcement
The Company shall, on or before 9:00 a.m., New York time, on the first (1st) business day after the date of this LOI, file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this LOI (the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided to ATW by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this LOI. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and ATW on the other hand, shall terminate.

6. Effect of this Letter of Intent
This LOI represents an outline of the general understandings discussed between the parties in regard to the Exchange. It is an expression of intent of the parties with respect to the Exchange and the matters set forth herein. Notwithstanding the foregoing, the parties acknowledge and agree that Sections 3, 5, 6, 7 and 8 of this LOI shall be binding on the parties.

7. Governing Law

This LOI and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

8. Counterparts; Facsimile/Electronic Execution
This Letter of Intent may be executed in one or more counterparts, all of which when fully-executed and delivered by all parties hereto and taken together shall constitute a single document and may be signed and transmitted by facsimile, PDF format (or other electronic means) with the same validity as if it were an originally signed document.

[SIGNATURE PAGE TO FOLLOW]
If the terms and conditions of the LOI are acceptable to you, please indicate your acknowledgement by executing and returning the signed LOI to the writer.

Yours truly,
ATW SPECIAL SITUATIONS I LLC

By:_________________________________
Name:
Title:

The foregoing expresses the intent of the undersigned with respect to the provisions contained herein dated this 2nd day of September, 2024.

NAUTICUS ROBOTICS, INC.

By:_________________________________
Name:
Title: